                                                                     EXHIBIT #12

                           CCPC HOLDING COMPANY, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                              FISCAL YEAR ENDED
                                                           -------------------------------------------------------
                                                            DEC. 31,   DEC. 31,   DEC. 31,    DEC. 31,    JAN 1,
                                                              1998       1997       1996        1995       1995
                                                           ----------  ---------  ---------  ----------  ---------
(Loss) income before taxes on income.....................  $  (32,666) $  26,723  $   9,408  $  (23,250) $   7,271
Adjustments:
  Distributed income of less than 50% owned companies....         301       (295)      (105)       (133)        --
  Fixed charges net of capitalized interest..............      46,230     16,974     20,377      16,914     18,205
                                                           ----------  ---------  ---------  ----------  ---------
Earnings before taxes and fixed charges as adjusted......  $   13,865  $  43,402  $  29,680  $   (6,469) $  25,476
                                                           ----------  ---------  ---------  ----------  ---------
FIXED CHARGES:
Interest incurred........................................  $   35,287  $   9,914  $  13,609  $   12,478  $  12,849
Portion of rent expense which represents interest
  factor.................................................       8,435      8,000      8,000       6,000      6,342
Amortization of debt costs...............................       3,214         --         --          --         --
                                                           ----------  ---------  ---------  ----------  ---------
Total fixed charges......................................      46,936     17,914     21,609      18,478     19,191
Capitalized interest.....................................        (706)      (940)    (1,232)     (1,564)      (986)
                                                           ----------  ---------  ---------  ----------  ---------
Total fixed charges net of capitalized interest..........  $   46,230  $  16,974  $  20,377  $   16,914  $  18,205
                                                           ----------  ---------  ---------  ----------  ---------
                                                           ----------  ---------  ---------  ----------  ---------
Preferred dividends:
Preferred dividend requirements..........................  $    2,782         --         --          --         --
Ratio of pre-tax income to income before minority
  interest and equity earnings...........................         1.7         --         --          --         --
                                                           ----------  ---------  ---------  ----------  ---------
Pre-tax preferred dividend requirement...................       4,637         --         --          --         --
Total fixed charges......................................      46,936  $  17,914  $  21,609  $   18,478  $  19,191
                                                           ----------  ---------  ---------  ----------  ---------
Fixed charges and pre-tax preferred dividend
  requirement............................................  $   51,573  $  17,914  $  21,609  $   18,478  $  19,191
                                                           ----------  ---------  ---------  ----------  ---------
                                                           ----------  ---------  ---------  ----------  ---------
Ratio of earnings to combined fixed charges and preferred
  dividends..............................................          --       2.4x       1.4x          --       1.3x
Deficiency of earnings to combined fixed charges and
  preferred dividends....................................  $   37,708         --         --  $   24,947         --
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